Exhibit 99.1

Immunomedics appoints Dr. Robert Iannone head of Research & Development and Chief Medical Officer

MORRIS PLAINS, N.J., April 09, 2018 — Immunomedics, Inc., (NASDAQ:IMMU) (“Immunomedics” or the “Company”), a leader in the field of antibody-drug conjugates (ADCs), today announced the appointment of Robert Iannone, M.D., M.S.C.E., as Head of Research & Development and Chief Medical Officer, effective today. In his new role, Dr. Iannone will oversee and lead all clinical development, regulatory, pre-clinical, translational research and medical affairs strategies and activities of the Company. Dr. Iannone brings more than thirteen years of experience in clinical drug development, including the approval of several targeted and immuno-oncology medicines at AstraZeneca/MedImmune and Merck & Co.

“Rob is not only a highly accomplished oncology drug developer but also is deeply rooted in science with outstanding development experience and an established track record in a number of disease settings of interest to Immunomedics. We are thrilled that Rob is bringing his strong industry, medical, scientific and strategic leadership to Immunomedics,” commented Michael Pehl, President and Chief Executive Officer. “Through his unique expertise, Rob will be instrumental in aggressively advancing development of our programs with the right drug combinations and in the most appropriate patient segments. I look forward to working closely with Rob to unlock the full potential of our ADC platform and further strengthen Immunomedics as a leader in this field.”

Dr. Iannone comes to Immunomedics from AstraZeneca/MedImmune where he oversaw the development of Imfinzi and was, most recently, Senior Vice President and Head of Immuno-oncology, Global Medicines Development. He joined AstraZeneca/MedImmune in July 2014 as Global Products Vice President. Prior to AstraZeneca/MedImmune, Dr. Iannone served as Executive Director, Clinical Research, and Section Head of Oncology at Merck Research Laboratories and was a development leader for Keytruda®.

“Immunomedics has a unique and highly differentiated ADC pipeline and platform technology. I am very excited to be joining the Company to help develop sacituzumab govitecan and other pipeline assets, to be foundational therapies in a wide variety of hard-to-treat solid cancer indications, in both early- and late-line settings, including the potential for combining with immune checkpoint inhibitors and other targeted cancer therapies,” remarked Dr. Iannone.

Dr. Iannone received his M.D. from Yale University School of Medicine with Alpha Omega Alpha honors and a Master of Science in Clinical Epidemiology from the University of Pennsylvania School of Medicine. Dr. Iannone completed his Residency at Johns Hopkins

Hospital, where he also served as Chief Resident for one year and completed his Pediatric Hematology and Oncology Fellowship. Dr Iannone is the author or co-author of numerous articles in peer-reviewed journals and has served on the Biomarkers Consortium of the Cancer Steering Committee of the Foundation for the National Institutes of Health since 2011.

About Immunomedics
Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer and other serious diseases. Immunomedics’ corporate objective is to become a fully-integrated biopharmaceutical company and a leader in the field of antibody-drug conjugates. To that end, Immunomedics’ immediate priority is to commercialize its most advanced product candidate, sacituzumab govitecan (IMMU-132), beginning in the U.S., with metastatic triple-negative breast cancer as the first indication. For additional information on the Company, please visit its website at https://immunomedics.com/. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements
This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), regulatory applications and related timelines, including the anticipated filing timeline for the BLA, out-licensing arrangements, forecasts of future operating results, potential collaborations, and capital raising activities, timing for bringing any product candidate to market, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, the Company’s dependence on business collaborations or availability of required financing from capital markets, or other sources on acceptable terms, if at all, in order to further develop our products and finance our operations, new product development (including clinical trials outcome and regulatory requirements/actions), the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates, risks associated with the outcome of pending litigation and competitive risks to marketed products, and the Company’s ability to repay its outstanding indebtedness, if and when required, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:
Dr. Chau Cheng
Senior Director, Investor Relations & Corporate Secretary
(973) 605-8200, extension 123
ccheng@immunomedics.com